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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement is made as of April 25, 2005 (the "Effective Date"), by and between ChoicePoint Inc., a Georgia corporation (together with all the successors thereto, the "Employer" or "ChoicePoint") and Carol A. DiBattiste, currently a resident of the State of Virginia (the "Executive").

                               STATEMENT OF TERMS

The parties hereby agree as follows:

     1.   EMPLOYMENT TERM

            (a) Employer hereby employs Executive, and Executive hereby accepts employment by Employer, upon the terms and conditions hereinafter set forth.

     2.   DUTIES

            (a) Executive is hereby engaged as Chief Credentialing, Compliance and Privacy Officer. Executive's duties are described on Exhibit A, attached hereto and incorporated herein. Executive shall perform and discharge the duties which may be assigned to Executive from time to time in connection with the conduct of the business of Employer. Employer may change Executive's title and duties if: (i) Employer has concluded in its reasonable judgment that such change is in Employer's best interests, or (ii) Executive has failed to meet outlined yearly performance standards and objectives. On an annual basis, the parties shall mutually agree in writing to such performance standards and objectives. Executive will be subject to the day-to-day direction of ChoicePoint's Chief Operating Officer ("ChoicePoint Executive"), but will report ultimately to the Privacy Committee of ChoicePoint's Board of Directors, and in the event of any conflict between directions received from the ChoicePoint Executive and the Chair of the Privacy Committee, the directions of the latter shall control. Whenever in this Agreement the authority or direction of the ChoicePoint Executive is referenced, it shall be subject to the approval of the Privacy Committee, which shall be presumed unless said Committee has informed the Executive otherwise in writing.

            (b) In addition to the duties specifically assigned to Executive, Executive shall: (i) diligently follow and implement all management policies and decisions communicated to Executive by ChoicePoint Executive or the Board's Privacy Committee, as described above; (ii) timely prepare and forward or cause to be forwarded all reports and accountings relating to Employer as may reasonably be requested of Executive; (iii) devote the majority of Executive's time, energy and skill during regular business hours to the diligent performance of Executive's duties; and (iv) not devote any time or interest that conflicts with the business of Employer or any of its subsidiaries or affiliates.

            (c) Executive shall have the right to make contracts binding on the Company, to the extent consistent with the authorization of the Company described in Exhibit A.

            (d) All funds and property received by Executive on behalf of the Company or any affiliate shall be received and held by Executive in trust, and Executive shall account for and remit all such funds to the Company.

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     3.   COMPENSATION

            (a) As compensation for services hereunder during the term of this Agreement Employer shall pay to Executive a weekly salary of Nine Thousand Six Hundred Fifteen and 38/100 Dollars ($9,615.38) (the weekly "Base Salary"). The Base Salary shall be paid in accordance with Employer's standard payroll practices in effect from time to time. Executive's performance shall be reviewed annually by the ChoicePoint Executive and based upon such review, the Base Salary shall be subject to increase from time to time in the sole discretion of Employer.

            (b) Executive shall be eligible to receive an annual performance bonus ("Bonus") based upon the operations and performance results of ChoicePoint. Such Bonus shall accrue and be due and payable annually on a calendar year basis in accordance with the incentive compensation policies established by Employer in its Incentive Compensation Plan and further described in Exhibit B attached hereto. The bonus payable in accordance with the provisions of said policies shall not be less than Three Hundred Fifty Thousand Dollars ($350,000) for 2005 and Three Hundred Thousand Dollars ($300,000) for 2006. Except as otherwise provided in this Agreement, including the severance compensation provisions of Section 3(d), such Bonus shall be contingent upon Executive's continuous employment for the calendar year in question.

            (c) During the term of Executive's employment with Employer, Executive shall be entitled to participate in such employee benefit plans of Employer, as are available to other executives of the Company with the same or similar position, tenure, salary, age, health and other qualifications, subject to the rules and regulations applicable thereto. The current benefits plans and programs available to Executive are set forth in the ChoicePoint Summary of Benefit Plans, and those which are not described in such manual are described in this Agreement, including Exhibit B attached hereto.

            (d) In the event that Employer terminates Executive's employment prior to April 24, 2008, except (i) in the event of Termination With Cause as defined in section 4(e)(i) below, or
                  (ii) in the event of Executive's voluntary termination, then Executive shall be entitled to receive, and ChoicePoint shall pay, an amount equal to Executive's Base Salary and Bonus calculated through the period ending April 24, 2008. Said amount shall be paid in a lump sum no later than fifteen (15) days after the effective date of a release signed by Executive in favor of the Company. For the purposes of this provision, the amount of Executive's Bonus for each calendar year shall be one hundred and twenty percent (120%) of the annual equivalent of Executive's Base Salary at the time of the termination. Said bonus will be prorated for any applicable portion of a calendar year which is less than an entire calendar year (e.g., 2008, if applicable).

            (e) In the event that Executive voluntarily terminates her employment prior to April 24, 2008, ChoicePoint will pay Executive any accrued but unpaid Base Salary and other remuneration owed for the period through the date of said termination, but not thereafter.

            (f) ChoicePoint's senior management shall recommend to the Compensation Committee of the Board of Directors that Executive receive a grant of twelve thousand (12,000) stock options and three thousand (3,000) shares of restricted stock in ChoicePoint, effective upon the date of grant (anticipated to be April 28, 2005). Said grants shall be subject to the terms of ChoicePoint's 2003 Omnibus Incentive Plan, provided that senior

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                  management shall also recommend that said grants will vest no later than Executive's termination of employment, provided that termination is not Termination With Cause as defined below, nor voluntary on the part of Executive.

            (g) Executive shall be eligible to participate in ChoicePoint's relocation program according to its guidelines, including reimbursement of (i) the sales commission paid on the sale of Executive's current home in Virginia, (ii) the expense of two round-trip visits from Virginia to Atlanta, Georgia, for purposes of locating a home, (iii) relocation of Executive's household goods to her new home in Georgia, and (iv) the cost of temporary housing in Georgia, if needed, for a period not to exceed sixty (60) days. Executive acknowledges the condition of the relocation program that, if Executive voluntarily terminates her employment within twelve (12) months of her relocation, she will reimburse ChoicePoint the full amount paid to her pursuant to the program as herein described.

            (h) Executive shall receive an additional bonus of One Hundred Thousand Dollars ($100,000) conditioned upon her remaining in the employ of ChoicePoint until April 25, 2006 (the "Signing Bonus"). The Signing Bonus will be paid to Executive no later than June 1, 2005. In the event that Executive voluntarily terminates her employment prior to April 25, 2006, she will repay to ChoicePoint no later than thirty (30) days after the effective date of the voluntary termination, a lump sum equal to a prorated portion of the Signing Bonus determined by multiplying the sum of $8,333.33 by the number of months (or any part of a month) remaining after subtracting the number of months of her employment with ChoicePoint from twelve (12), in accordance with the Bonus Agreement dated March 3, 2005, attached as Exhibit D to this Agreement.

            (i) During the term of this Agreement, Executive shall be entitled to take four ( 4 ) weeks paid leave each year (prorated for 2005) provided however, that, at the end of each calendar year, Executive shall forfeit all unused leave time.

            (j) Executive shall be entitled to be reimbursed in accordance with the policies of Employer, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by Executive in the connection with Executive's duties of employment hereunder; provided however, Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies adopted from time to time by Employer.

            (k) The salary, incentives, and benefits set forth in this Section 3 shall be the only compensation payable to Executive with respect to her employment hereunder, and Executive shall not be entitled to any compensation in addition to that set forth in this Section 3 for any services provided by Executive in any capacity to Employer, any subsidiary or affiliate thereof.

            (l) Employer may deduct from each payment of salary and other compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

            (m) During the term of this Agreement, the only severance benefits Executive shall be entitled to are set forth in Subsection 3(d) herein and subject to Section 4b below, and with respect to employment following said term, as set forth in Subsection 3(n) herein.

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            (n)   Following the Date of Expiration of this Agreement (defined below) and in the event that it is not renewed or extended, but Executive's employment by ChoicePoint nonetheless continues without an agreement and in the event that Executive's employment terminates (provided that Executive has not voluntarily resigned nor been the subject of Termination With Cause), Executive shall be entitled to receive a lump sum severance payment upon termination of employment equal to the sum of (a) fifty-two (52) weeks of then current Base Salary and (b) a bonus payment equal to one hundred and twenty percent (120%) of the amount determined in (a), payable otherwise in accordance with and subject to the conditions of (including the execution of a release in favor of ChoicePoint) ChoicePoint's then existing Severance Policy. Said payment shall be made no later than fifteen (15) days after the effective date of said release. In the event that the amount otherwise payable at said time under such circumstances pursuant to ChoicePoint's Severance Policy is greater than the amount calculated pursuant to the preceding sentence, said greater amount will be paid to Executive. This severance benefit shall not be payable if Executive's employment terminates on a date which is more than three (3) years after the Date of Expiration.

            (o) (i) Any prior provision in this Section 3 to the contrary notwithstanding, the right of Executive to participate in ChoicePoint's Omnibus Incentive Plan, annual performance bonus plan, Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan, and the terms and levels of such participation, shall at all times be subject to the approval of the Board of Directors of ChoicePoint or a committee or individual authorized by it to approve or disapprove such participation. In the event of any such change in the right of Executive to participate in such plans or benefits, or in the terms and levels of such participation, Executive shall participate in any successor, alternative or amended plans, upon such terms and participation levels as other ChoicePoint executives of similar status, title and tenure.

                  (ii) Executive's participation in ChoicePoint's benefit plans is subject to ChoicePoint's ability to modify, terminate or amend said plans at any time, as provided therein.

      4.    TERM AND TERMINATION

            (a) The term of this Agreement shall commence upon the Effective Date and shall terminate at the end of business on April 24, 2008 (the "Date of Expiration"), unless earlier terminated under provisions of this Section 4 below.

            (b) If this Agreement is terminated prior to the Date of Expiration by a Termination Without Cause, then Employer shall pay to Executive the amount stated in Subsection 3 (d) above.

            (c) If termination is a Termination With Cause, Employer shall not be required to pay to Executive any severance amount.

            (d) Employer, at its sole election, shall be entitled to terminate the employment of Executive hereunder at any time if such is a Termination With Cause or a Termination Without Cause. The employment of Executive hereunder shall automatically terminate in the event of death of Executive or a Total Disability Termination.

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            (e)   As used in this Section 4, the following terms shall have the meanings ascribed to them below:

                        (i) "Termination With Cause" means termination of this Agreement resulting from (A) conduct by Executive amounting to intentional fraud or intentional dishonesty, a felony conviction or an act of moral turpitude; (B) willful misconduct, material non-performance by Executive of her duties, excessive absences by Executive other than for illness, disability or vacation; (C) material insubordination; or (D) gross or intentional negligence of her duties; provided, however, that Executive shall be given written notice by Employer of any conduct (other than of the type enumerated in (A) above) which Employer believes constitutes grounds for Termination With Cause under this subparagraph (e)(i) and subject to the provisions of this Agreement, and Executive shall have twenty (20) days to cure same.

                        (ii) "Termination Without Cause" means a termination of this Agreement by Employer which is not a termination because of the death of Executive, a termination With Cause, or a Total Disability Termination. A Termination Without Cause shall also be deemed to have occurred in the event that,
                              (A) a successor to Employer fails to agree in writing, prior to a Change in Control (as defined in Addendum A hereto), in a form reasonably acceptable to the Executive, to assume and perform this Agreement, or (B) following a Change in Control, there is a material reduction or other adverse change in Executive's duties or any reduction in one or more components of Executive's compensation and benefits as in existence immediately prior to the Change in Control. In the event of such a reduction or adverse change, however, Executive shall first give Employer written notice thereof, upon which Executive proposes to base a Termination Without Cause, and Employer shall have thirty (30) days after receipt of such notice to cure said situation; if the situation is not cured within said period, a Termination Without Cause shall be deemed to have occurred.

                        (iii) "Total Disability Termination" means a termination
                              of this Agreement by Employer because Executive is unable to perform the essential functions of her job with or without reasonable accommodation, as determined by the circumstances, by reason of a physical or mental impairment that substantially limits one or more of her major life activities.

                        (iv) "Voluntary Termination" means a termination of this Agreement by Executive. Executive agrees to give Employer four (4) weeks notice of any Voluntary Termination.

            (e) Upon the termination of Executive's employment hereunder by reason of her death, or in the event of a Total Disability Termination, Voluntary Termination or Termination With Cause, Employer shall have no further obligation to Executive or her personal representative with respect to this Agreement, except for salary accrued up to the date of such termination and unpaid at the date of such termination, plus

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                  accrued and vested rights of Executive under any incentive plan described in Section 3, and any other vested benefits referred to in Section 3(c) and Exhibit B.

            (f) The covenants and warranties of Executive in Sections 5, 6 and 7 and the obligations of Employer in this Section 4, shall survive the termination of this Agreement and Executive's employment hereunder and shall not be extinguished thereby.

      5.    CONFIDENTIALITY; EMPLOYEE NON-SOLICITATION

            (a)   Trade Secrets and Confidential Information.

                  (i) All Proprietary Information (defined below), and all materials containing them, received or developed by Executive during the term of her employment by Employer (in this Section 5, the term "Employer" refers collectively to Employer and/or its affiliates) are confidential to Employer, and will remain Employer's property exclusively. Except as necessary to perform Executive's duties for Employer, Executive will hold all Proprietary Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute the Proprietary Information, or any materials containing them, and will take those actions reasonably necessary to protect any Proprietary Information. Executive's obligations regarding Trade Secrets (defined below) will continue indefinitely, while Executive's obligations regarding Confidential Information (defined below) will cease two (2) years from the date of termination of Executive's employment with Employer for any reason.

                  (ii) "Trade Secret" means information, including, but not limited to, technical and non-technical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial plans, product plans, lists of actual or potential customers and suppliers, research, development, existing and future products and services, and employees of Employer which (A) derives independent economic value, actual or potential, from not being generally known to, and not being easily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and
                        (B) is the subject of Employer's efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law.

                  (iii) "Confidential Information" means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future will be developed, used or employed by Employer which are treated as confidential by Employer and not generally disclosed by Employer to the public, and which relate to the business or financial affairs of Employer, including, but not limited to, financial statements and information, marketing strategies, business development plans and product or process enhancement plans.

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                  (iv)  "Proprietary Information" means collectively the
                        Confidential Information and Trade Secrets. Proprietary Information also includes information that has been disclosed to Employer by a third party that Employer is obligated to treat as confidential or secret.

                  (v) Notwithstanding anything to the contrary in this Subsection 5(a), "Proprietary Information" does not include any information that (A) is already known to Executive at the time it is disclosed to Executive by Employer; or (B) before being divulged by Executive (1) has become generally known to the public through no wrongful act of Executive; (2) has been rightfully received by Executive from a third party without restriction on disclosure and without breach of an obligation of confidentiality running directly or indirectly to Employer; (3) has been approved for release to the general public by a written authorization of Employer; (4) has been independently developed by Executive without use, directly or indirectly, of the Proprietary Information received from Employer; or (5) has been furnished to a third party by Employer without restrictions on the third party's right to disclose the information.

                  (vi) In the event Executive is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Proprietary Information of Employer, Executive shall provide Employer with prompt notice of such requirement in order to afford Employer an opportunity to seek an appropriate protective order. However, if Employer is unable to obtain or does not seek such protective order and Executive is, in the opinion of its counsel, compelled to disclose such Proprietary Information under pain of liability for contempt or other censure or penalty, disclosure of such information may be made without liability.

                  (vii) Executive acknowledges that Employer is obligated under federal and state credit reporting and similar laws and regulations to hold in confidence and not disclose certain information regarding individuals, firms or corporations which is obtained or held by Employer, and that Employer is required to adopt reasonable procedures for protecting the confidentiality, accuracy, relevancy and proper utilization of consumer credit information. In that regard, except as necessary to perform Executive's duties for Employer, Executive will hold in strict confidence, and will not use, reproduce, disclose or otherwise distribute any information which Employer is required to hold confidential under applicable federal and state laws and regulations, including the Federal Fair Credit Reporting Act (15 U.S.C.Section 1681 et. seq.) and any state credit reporting statutes.

            (b) Employee Non-Solicitation. During the term of Executive's employment by Employer and for two (2) years after Executive's termination, Executive will not, either directly or indirectly, on her behalf or on behalf of others, solicit for employment or hire, or attempt to solicit for employment or hire, any employee of Employer with whom Executive had regular contact in the course of her employment or any employee of Employer at any facility where Executive performed services for Employer.

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            (c)   Customer Non-Solicitation. During the term of Executive's
                  employment by Employer and for two (2) years after Executive's termination, Executive shall not directly or indirectly, for Executive or for any person, firm or employer, divert, interfere with, disturb, or take away, or attempt to divert, interfere with, disturb, or take away, the patronage of any customers of Employer with which Executive had actual contact during the term of Executive's employment by Employer.

            (d) Return of Property. At Employer's request or on termination of Executive's employment with Employer for any reason, Executive will deliver promptly to Employer all property of Employer in her possession or control, including, without limitation, all Proprietary Information, all materials containing them, and all originals and copies of all documents (whether in hard copy or stored in electronic form) which relate to or were prepared in the course of Executive's employment (including, but not limited to, contracts, proposals or any information concerning the identity of customers, services provided by Executive and the pricing of these services).

            (e) Remedies. Executive agrees that the covenants and agreements contained in this Section 5 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Employer and the business of Employer; that immediate and irreparable injury, loss and damage will be suffered by Employer should Executive breach of any such covenants and agreements; and that, in addition to other legal or equitable remedies available to it (including but not limited to damages, royalties and penalties pursuant to applicable law), in recognition of the fact that Executive has special, unique, unusual and extraordinary qualities that provides peculiar value to Employer's business, Employer shall be entitled to the remedies of injunction and/or specific performance, if available, to prevent a breach or contemplated breach by Executive of any of such covenants or agreements.

         6.   INVENTIONS

            (a)   Generally.

                  (i) Executive agrees that all Company Inventions (defined below) conceived or first reduced to practice by Executive during Executive's employment by Employer and all copyrights and other rights to such Company Inventions shall become the property of Employer. Executive hereby irrevocably assigns to Employer all of Executive's rights to all Company Inventions.

                  (ii) Executive agrees that if Executive conceives an Invention (defined below) during Executive's employment with Employer for which there is a reasonable basis to believe that the conceived Invention is a Company Invention, Executive shall promptly provide a written description of the conceived Invention to Employer adequate to allow evaluation thereof for a determination as to whether the Invention is a Company Invention.

                  (iii) If, upon commencement of Executive's employment with
                        Employer under this Agreement, Executive has previously conceived any Invention or acquired any ownership interest in any Invention, which: (A) is executive's

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                        property, or of which Executive is a joint owner with
                        another person or entity; (B) is not described in any issued patent as of the Effective Date; and (C) would be a Company Invention if such Invention was made while Executive is an employee of Employer, then Executive shall, at her election, either: (1) provide Employer with a written description of the Invention on Exhibit C attached hereto, in which case the written description (but no rights to the Invention) shall become the property of Employer; or (2) provide Employer with a license as specified in Subsection 6(a)(iv) of this Agreement.

                  (iv) If Executive has previously conceived or acquired any ownership interest in an Invention described by the criteria set forth in the immediately preceding Subsection 6(a)(iii) and Executive elects not to disclose such Invention to Employer as provided therein, then Executive hereby grants to Employer a nonexclusive, paid up, royalty-free license to use and practice such Invention.

                  (v) Executive hereby represents to Employer that she owns no patents, individually or jointly with others.

                  (vi) Notwithstanding any other provision in this Section 6, in no event shall Executive's assignment of any Invention to Employer apply to an Invention that Executive develops entirely on her own time during her employment with Employer without using Employer's equipment, supplies, facilities, Proprietary Information, except for any Inventions that either: (A) relate at the time of conception or reduction to practice of the Invention to the Employer's business, or to actual or demonstrably anticipated research or development of Employer; or (B) result from any work performed by Executive for Employer.

      (b)   Copyrights.

            (i) Executive agrees that any Works (defined below) created by Executive in the course of performing Executive's duties as an employee of Employer are subject to the "Work for Hire" provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. All right, title and interest to copyrights in all Works which have been or will be prepared by Executive within the scope of Executive's employment with Employer will be the property of Employer. Executive further acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in Employer the copyrights to any such Works, Executive shall assign and hereby does assign to Employer all right, title and interest to copyrights which Executive may have in such Works.

            (ii) Executive agrees to promptly disclose to Employer all Works referred to in the immediately preceding Subsection and execute and deliver all applications for registration, registrations, and other documents relating to the copy rights to such Works and provide such additional assistance, as Employer may deem necessary and desirable to secure Employer's title to the copyrights in such Works. Employer shall be responsible for all expenses incurred in connection with the registration of all such copyrights.

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            (iii) Executive hereby represents to Employer that she claims no ownership rights in any Works, except those described on Exhibit C attached hereto.

      (c) Section 6 Definitions. As used in this Section 6, the following terms shall have the meanings ascribed to them below:

            (i) "Company Invention" means any Invention which is conceived by Executive alone or in a joint effort with others during Executive's employment by Employer which (A) may be reasonably expected to be used in a product or service of Employer, or a product or service similar to a product or service of Employer; (B) results from work that Executive has been assigned as part of her duties as an employee of Employer; (C) is in an area of technology which is the same or substantially related to the areas of technology with which Executive is involved in the performance of Executive's duties as an employee of Employer; or (D) is useful, or which Executive reasonably expects may be useful, in any manufacturing, product or service design process of Employer.

            (ii) "Invention" means any discovery, whether or not patentable, including, but not limited to, any useful idea, invention, improvement, innovation, design, process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, as well as improvements thereto, which is new or which Executive has a reasonable basis to believe may be new.

            (iii) "Works" means a copyrightable work of authorship, including without limitation, any technical descriptions for products, services, user's guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials.

      (d) Statutory Notice. In accordance with Section 2872 of the California Labor Code, Executive is hereby notified that the provisions of this
            Section 6 requiring assignment of certain Inventions to Employer do not, in any event, apply to any invention which qualifies under the provisions of Section 2870 of such Code. Section 2870(a) of the California Labor Code provides as follows:

      Section 2870. Inventions on Own Time - Exemption from Agreement

      (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  (i) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                  (ii) Result from any work performed by the employee for the employer.

         7. INDEMNIFICATION AND INSURANCE. Employer agrees that it will indemnify and hold Executive harmless from and against any and all liability sustained by Executive in a consequence of her good faith actions, or failure to act, in the performance of her duties hereunder. This indemnification is subject to and limited by the provisions of Employer's corporate By-Laws and the laws of the State of Georgia, as they may be amended from time to time. In addition, and as further security for this agreement (but not to create any duplication of reimbursement), Employer will maintain Directors and Officers Liability Insurance with a reputable insurer.

        8. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. Executive hereby represents and warrants to Employer that:

                  (a) Executive is not subject to any restriction contained in any agreement, court order or otherwise, including without limitation any agreement with a prior employer or other principal, against entering into this Agreement or performing in accordance with its terms.

                  (b) Executive has not provided Employer with any Proprietary Information of any third party, without appropriate authorization to do so.

        9.   REMEDIES

                  (a) Executive agrees that the covenants and agreements contained in Sections 5 and 6 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of ChoicePoint and the business of ChoicePoint; that ChoicePoint is engaged in and throughout the United States in the Business ChoicePoint; that irreparable loss and damage will be suffered by ChoicePoint should Executive breach any of such covenants and agreements; and that, in addition to other remedies available to it, ChoicePoint shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by Executive of any of such covenants or agreements.

       10.  DISPUTES. In the event that (a) Employer breaches this Agreement, or
            (b) Executive is terminated by the Employer Without Cause, Employer shall reimburse Executive for all legal fees and expenses (if any) reasonably incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, but only if Executive prevails in any court action involving same.

       11.  NOTICES

            (a) All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such addresses as shall be given in writing by the parties to one another):

                       If to ChoicePoint:   ChoicePoint Inc.
                                            1000 Alderman Drive
                                            Alpharetta, Georgia 30005
                                            Attention: J. Michael de Janes, Esq.

                       If to Executive:     Carol A. DiBattiste
                                            2523 Gadsby Place
                                            Alexandria, VA 22311

            (b) Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date hereof.

       12.  MISCELLANEOUS

            (a) Assignment. This Agreement may be assigned only to ChoicePoint's affiliates and successors in interest and shall inure to the benefit of and may be binding upon such affiliates or successors. Neither this Agreement nor any right of Executive hereunder may be assigned by Executive (or her legal representative, if applicable), nor may Executive in any way delegate the performance of her covenants and obligations hereunder. Any attempted assignment by Executive shall be void.

            (b) Waiver. The waiver by the Company of any breach of this Agreement by Executive shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

            (c) Entire Agreement. This Agreement and Exhibits A, B, C & D attached hereto embody the entire agreement of the parties hereto relating to the employment by ChoicePoint of Executive in the capacity herein stated. This Agreement shall supersede all prior written or oral understandings or agreements.

            (d) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

            (e) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein. If a court of competent jurisdiction shall determine that any provision contained in this Agreement, or any part thereof, is unenforceable for any reason, the parties hereto authorize such court to reduce the duration or scope of such provision, or otherwise modify such provision, so that such provision in its reduced or modified form will be enforceable.

            (f) Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

            (g) Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to its conflicts of laws provisions.

      IN WITNESS WHEREOF, ChoicePoint and Executive have each executed and delivered this Agreement as of the date first shown above.

                              CHOICEPOINT:

                              By: /s/Douglas Curling
                                  ----------------------------------------------
                              Name: Douglas Curling
                              Title: Chief Operating Officer

                              EXECUTIVE:

                              Signature: /s/Carol A. DiBattiste
                                         --------------------------------------
                              Date: 3/31/05

                                   Addendum A

"Change in Control" means if, at any time, any of the following events shall have occurred:

            (i) The Employer is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Shares immediately prior to such transaction;

            (ii) The Employer sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Shares immediately prior to such sale or transfer;

            (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange
                  Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing thirty (30%) percent or more of the Voting Shares;

            (iv) Employer files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Employer has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction, provided, that a Change in Control will not be deemed to have occurred if a potential change in control disclosed in such filing does not in fact occur; or

            (v) If during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer's shareholders, of each Director of the Employer first elected during such period was approved by a vote of at least two-thirds of the Directors of the Employer then still in office who were Directors of the Employer at the beginning of any such period.

            (vi) Notwithstanding the foregoing provisions of Subsections (iii) and (iv) above, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement (A) solely because (1) the Employer, (2) a subsidiary of the Employer,
                  (3) any Employer-sponsored employee stock ownership plan or other employee benefit plan of the Employer or (4)

                  Executive, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D,
                  Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act, disclosing beneficial ownership by such company, plan or the Executive of shares of Voting Shares, whether in excess of thirty (30%) percent or otherwise, or because the Employer reports that a change of control of the Employer has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (B) solely because of a change in control of any Subsidiary.

            (vii) Notwithstanding the foregoing, if prior to any event described in Subsections (i), (ii), (iii) or (iv) of this Addendum instituted by any person who is not an officer or director of the Employer, or prior to any disclosed proposal instituted by any person who is not an officer or director of the Employer which could lead to any such event, management proposes any restructuring of the Employer which ultimately leads to an event described in Subsections (i), (ii), (iii) or (iv) of this Addendum (a) pursuant to such management proposal, then a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement.

                                    EXHIBIT A

                  DUTIES AND RESPONSIBILITIES OF THE EXECUTIVE

TITLE:   Chief Credentialing, Compliance and Privacy Officer

DUTIES:

Carol A. DiBattiste ("Executive") shall be responsible for the management of ChoicePoint Inc. ("Company") as indicated below in her capacity as Chief Credentialing, Compliance and Privacy Officer. The duties set forth below may be modified by the Employer in accordance with the terms of the Employment Agreement, dated as of April 25, 2005, between the Employer and Executive.

Executive will be subject to the day-to-day direction of the Company's President & Chief Operating Officer, but will ultimately report to the Privacy Committee of the Company's Board of Directors. Executive's primary responsibility is to provide leadership and direction to the overall customer credentialing process, the Company's legal and regulatory compliance process, with respect thereto, and to represent the Company on issues and in forums related to Privacy. In addition, the Executive is expected to provide general advice and counsel to the President & Chief Operating Officer, the Chairman & Chief Executive Office and to the Board of Directors. The primary duties of the Executive are:

1. Developing and implementing long-range and short-range plans for Executive's independent oversight of the Company's:

            -     customer credentialing processes and functions,

            -     privacy policies and functions,

            - the legal and regulatory compliance processes and functions with respect to customer credentialing and privacy policies, and periodically submitting such objectives, policies and plans to the Board of Directors for its general review and approval, as prescribed by Company policy and the By-laws.

2. Directing the preparation of appropriate short-range plans and reporting of monthly performance against such plans to the Board of Directors.

3. Directing the preparation of annual operating budgets and reporting of monthly performance vs. budget (financial and nonfinancial) metrics to the President and Chief Operating Officer.

4. Reporting of matters referred to in paragraphs 1 and 2 above to regulatory bodies, where appropriate, pursuant to Company policy and all regulations and laws.

5. Under direction of the President & Chief Operating Officer, at specified intervals, submitting policy, operational and compliance updates to be reviewed by the Privacy Committee of the Company's Board of Directors.

6. Developing strategy for the Company's liaisons with, and/or participation in, industry and other non governmental organizations having an interest in customer credentialing, compliance and privacy issues.

7. Providing leadership, direction and management directly, or through reporting executives, for the development, deployment, testing and periodic analysis of the Company's customer credentialing procedures and processes, the Company's legal and regulatory compliance procedures and processes with respect thereto and the Company's privacy protection procedures and processes.

8. Developing senior level talent for the office of Credentialing, Compliance and Privacy and planning for succession, compensation, and executive retention.

9. Establishing and maintaining executive level customer account relationships, as requested, for the benefit of the Company.

                                    EXHIBIT B

                  DETAILS OF CERTAIN COMPENSATION AND BENEFITS

Executive is eligible to participate in these programs subject to the terms and provisions established by ChoicePoint from time to time.

- ANNUAL INCENTIVE BONUS: The current plan has a target bonus of sixty percent (60%) of Executive's actual base compensation plan paid for the year. The maximum bonus is one hundred twenty percent (120%) based on individual and corporate performance. Should financial performance exceed maximums, additional bonus payouts can be made at the discretion of the CEO. This bonus can be reduced by thirty percent (-30%) or increased by another sixty (60%) based on the accomplishment of Executive's transformation priorities. For example, if Executive receives Executive's maximum annual incentive bonus as well as receives the maximum rating for Executive's transformational priorities Executive's bonus would be 180% (120%+60%). Refer to the ChoicePoint Incentive Compensation Plan for more information on this program. Questions about Executive's transformation priorities should be discussed with ChoicePoint Executive.

- STOCK OPTIONS: Options are awarded at the discretion of the Compensation Committee of the Board under the ChoicePoint Inc. 2003 Omnibus Incentive Plan, which will receive the recommendations of senior management referred to in the Agreement. Future grants will be communicated to Executive.

- FINANCIAL PLANNING: Executive is eligible to receive financial planning and income tax preparation services from PricewaterhouseCoopers. This service includes a financial plan and an annual review update. The yearly benefit of this service shall not exceed $15,000.

-     PERSONAL EXCESS LIABILITY INSURANCE POLICY ("UMBRELLA POLICY"):
      ChoicePoint will provide, at no charge to Executive, a $5,000,000 insurance policy for Executive's benefit while Executive is employed as a ChoicePoint executive. This coverage is in addition to the coverage limits provided in Executive's personal insurance policies such as a homeowners' personal liability policy and an automobile liability policy.

- COMPANY PHYSICAL: ChoicePoint will pay up to $1,000 per year for Executive to receive a health and life style assessment that has been customized to Executive's specific age, gender, health history, and life style. Generally, this includes a physical exam, tests and other screening procedures that are recommended for a person Executive's age by the American Medical Association (AMA). This may be provided by Executive's physician, or if Executive would like to utilize St. Joseph's Executive Health Center in Atlanta, Executive should contact the ChoicePoint Benefits Department.

- 401(k) NON-QUALIFIED EXCESS PLAN: Executive is entitled to participate in the ChoicePoint Inc. Deferred Compensation Plan which may include the following: (a) voluntary deferrals of salary or bonus, and (b) Employer contributions otherwise limited under the Employer's qualified retirement plans on account of limits imposed by the Internal Revenue Code. The ChoicePoint Benefits Department should be contacted for questions on this program.

- SERP: Executive may be eligible, if specifically designated by the CEO in future years, to receive an allocation of 10% of compensation (Base Salary and Bonus) to the Supplemental Executive Retirement Plan.

- SHORT TERM DISABILITY: Executive is eligible to use this plan after completion of three months of service with ChoicePoint. ChoicePoint will pay the full cost of the program. If Executive's disability exceeds five consecutive workdays, Executive will be immediately eligible upon adequate medical documentation that supports the disability. Executive will receive 100% of Executive's normal base salary during Executive's disability period, with a maximum benefit pay out of 180 calendar days (6 months). Executive should refer to the ChoicePoint Inc. Short Term Disability Plan Summary of Benefits for more information on this program.

- LONG TERM DISABILITY: Executive is eligible to use this plan after Executive have been disabled for 180 calendar days (6 months). The plan benefits and income from all sources (as defined in ChoicePoint's Group LTD Plan) will replace 45% of Executive's Total Direct Compensation ("TDC"). TDC is defined as (I) Executive's highest weekly Base Salary paid during the 36 months preceding her Date of Termination multiplied by 52 plus (II) the greater of (a) her highest annual incentive or commission pay earned during any of three (3) 12-month periods preceding the Executive's Date of Termination or (b) her weekly Base Salary as of the Date of Termination annualized for the year of termination multiplied by the incentive or commission pay that would have been payable had target incentive levels been earned for the year of termination. Such pay shall be determined prior to any pre-tax deferrals under the Employer's then existing deferral programs including, but not limited to, the Employer's
      Section 125 plan, Section 401(k) plan and deferred compensation plan. The Vice President, Insurance and Benefits shall determine in good faith whether the Executive has suffered Total Disability. Please refer to the ChoicePoint Inc. Long Term Disability Plan Summary Plan Description for additional information. Benefits will cease the earlier of (a) age 65 or
      (b) the end of Executive's Total Disability.

- CLUB DUES; ENTERTAINMENT: ChoicePoint will reimburse Executive for annual dues for membership by Executive in one luncheon club approved by ChoicePoint's President and Chief Operating Officer. ChoicePoint will further reimburse Executive for all reasonable expenses of business entertainment, pursuant to ChoicePoint's written policies as the same may exist from time to time.

                                    EXHIBIT C

                            COPYRIGHTS AND INVENTIONS

                                      NONE

                                    EXHIBIT D

                                 BONUS AGREEMENT

In consideration for value acknowledged and received by both parties to this Agreement, ChoicePoint has agreed to pay Carol A. DiBattiste ("Employee") the principal sum of one hundred thousand dollars ($100,000) as a sign-on incentive ("Bonus"), contingent upon Employee's employment with ChoicePoint through May 2, 2006, a period of twelve (12) months. In the event that Employee voluntarily resigns prior to May 2, 2006, Employee promises to pay to the order of ChoicePoint a pro-rata portion of the Bonus based upon Employee's actual length of service prior to such voluntary resignation.

Employee specifically understands and agrees that a pro-rata portion of the Bonus shall have to be repaid to ChoicePoint in the event of resignation prior to May 2, 2006. Upon Employee's voluntary resignation, the pro-rata portion under this Agreement shall become immediately due and payable. If Employee fails to meet any of the obligations set forth in this Agreement, ChoicePoint shall exercise all rights available to it in law and equity. If ChoicePoint has to pursue legal remedies to enforce this Agreement, Employee shall pay all costs of collection, including reasonable attorney's fees. Interest in the amount of six percent (6%) (shall not exceed the maximum amount permissible by applicable law) shall be payable monthly beginning thirty (30) days after Employee's voluntary resignation until the pro-rata amount has been paid in full. In the event ChoicePoint initiates a legal action hereunder and Employee is deemed to be the prevailing party in any such action, ChoicePoint shall pay the attorney's fees and costs incurred by the Employee in connection with such action.

This obligation is made and intended as a Georgia contract and is to be construed under Georgia law.

Executed by the parties on this 3rd day of March, 2005.

EMPLOYEE                                      CHOICEPOINT INC.

     Carol DiBattiste                               Douglas C. Curling
------------------------------------          ----------------------------------
Print Name                                    Print Name

     /s/Carol DiBattiste                            /s/Douglas C. Curling
------------------------------------          ----------------------------------
Signature                                     Signature

     xxx-xx-xxxx
------------------------------------
Social Security Number

                                       21